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                                                                 Exhibit (j) (3)


                              [DECHERT LETTERHEAD]

June 27, 2002


ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  ING Mutual Funds
     (File Nos. 33-56094 and 811-07428)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 90 to the Registration Statement of ING Mutual Funds (formerly Pilgrim Mutual Funds). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert